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[CELSION LOGO]                [CELSION LETTERHEAD]


June 11, 2002

Dear Celsion Shareholder:

        First, we want to thank those of you who responded to our last letter of November 30, 2001 by writing or calling us with your comments. Your enthusiasm is terrific. It reminds us constantly of the potential value of Celsion's technologies and of the importance of bringing the products that we presently have under development to market as rapidly as possible, to permit patients to share the promise of our technologies.

        In today's letter, we want to focus on important new developments in Celsion's financial strategy, as well as our efforts to gain FDA approval to market our Microfocus BPH 800 Microwave Urethroplasty(TM) system in the United States. We also want to bring you up to date on the good progress Celsion has made on all six 2002 milestones presented to shareholders at the Annual Shareholders Meeting of February 15.

FINANCIAL STRATEGY

        Market conditions these past six months have been difficult, both for investors and for companies seeking to raise capital, and the medical technology sector has been no exception. At Celsion, these market conditions have led management to review core strategies. For example, two years ago we decided to bring our Microwave Urethroplasty(TM) BPH system to market by ourselves, and to finance this commercialization effort primarily by raising additional equity capital. Since the time of that decision, stock prices have declined to well below private market values, and dramatically below prices reflected in recent transactions involving companies offering minimally invasive treatments for BPH. In light of these intervening events, Celsion management has concluded that its earlier decision requires reexamination.

        Consequently, we have engaged the investment-banking firm of Legg Mason to explore alternatives for our BPH business. We have placed no constraints on Legg Mason's exploration, and anticipate that alternatives may include recruiting a strategic partner to assist in marketing or commercializing our BPH system, or even selling this segment of our business, as well as continuing on our current course of bringing the Microwave Urethroplasty(TM) system to market on our own. We also have requested that Legg Mason advise us on other issues relative to our current capital structure.

        In the interim, we decided to raise only $2 million in additional private capital, an amount that we believe will be sufficient to meet Celsion's liquidity requirements for the next six months, but considerably less than we might have sought to raise under different market conditions and strategic assumptions. With approximately $4 million presently in the bank, we believe that our cash resources should be adequate to fund our planned activities through the remainder of calendar 2002.

BENIGN PROSTATIC HYPERPLASIA TREATMENT

        In March of this year, Celsion reported the results of its pivotal Phase II BPH clinical trial. We surpassed our goal of delivering to participants in the trial at least the same improvement in AUA symptom scores as had been achieved by Proscar(TM). The improvement experienced by our patients was, on average, twice that experienced by patients treated with Proscar(TM), the comparative treatment for the Phase II trial.

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        As we previously have reported, we had expected to submit these data
(which followed all patients in the trial for a period of three months) to the Food and Drug Administration by the end of March. This was to be the third and last module of our PMA submission. We were quite disappointed when, at our pre-submission meeting in March, the FDA suggested that we defer submitting patient data at least until the FDA had completed and closed the first two modules, and perhaps until we had collected 12-month data.

        Since that meeting, Celsion has responded to FDA comments on the first two modules, and we presently are awaiting any further comments. The FDA has asked Celsion to prepare a statistical analysis of both the data from our completed Phase I trial and the six-month results from the Phase II trial. The FDA could use this analysis to predict 12-month results. The FDA has indicated that it intends to review this report to determine whether Celsion will be asked to submit with six or 12 months of data. There is no reason to believe that patient data in the Phase II trial will be worse after six or twelve months. Celsion expects to submit its statistical analysis to the FDA by the end of June.

        If Celsion is required to provide 12-month data in connection with its PMA submission, and assuming no further inquiries, we anticipate that the FDA could grant final approval before the end of the first quarter of calendar 2003. Under this timetable, we presently anticipate that product launch could occur early in the second quarter of calendar 2003. Alternatively, if Celsion is allowed to submit six-month data, we anticipate that FDA approval could come during the autumn of 2002, with product launch still possible by December 31, 2002. This, of course, would be very close to Celsion's previously announced timetable for product launch. Under any scenario, Celsion expects to be ready to launch its Microwave Urethroplasty(TM) system immediately upon FDA approval of the PMA.

TEMPERATURE SENSITIVE LIPOSOMES

        On March 28, 2002, Celsion filed an IND with the FDA to test its doxorubicin laden, heat-activated liposome in the treatment of prostate cancer. In this application, Celsion will use its Microfocus BPH 800 equipment to provide heat to trigger release, at the cancer site, of doxorubicin, a common cancer drug, encapsulated in the Celsion's heat-activated liposome. The FDA has already reviewed this IND, and Celsion has received and responded to FDA comments. We are hopeful that, by the end of July, Celsion will be cleared to begin a Phase I human trial. The Phase I trial will take place at Roswell Park Cancer Institute in Buffalo, New York.

        Celsion has also supplied its doxorubicin laden, heat-activated liposome to the National Institutes of Health. NIH is currently performing tests on large animals to determine whether our liposome formulation can enhance the results from using heat to ablate cancer tumors in the liver. NIH trials using heat only to ablate liver cancer are already underway. If the large animal studies are satisfactory, NIH expects to revise its protocols to include Celsion's liposome.

BREAST CANCER TREATMENT SYSTEM

        During the first five months of this year we presented papers outlining the results of our Phase I breast cancer trial at breast surgeons' conferences in Las Vegas, Miami and Boston. The results to date have been very encouraging.

        The Phase II clinical trial presently is underway and is being carried out under two protocols. The first (IIA) is designed to reduce the size of large tumors and allow surgeons to perform lumpectomies where mastectomies previously would have been indicated. To date, we have treated six patients under this protocol and, in every case, have generated cell kill and significantly reduced the size of the tumor.



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        In the second protocol (IIB), our objective is to ablate small tumors completely, thereby enabling the surgeon to remove only the dead tumor rather than performing a lumpectomy. Thus far, we have treated 21 patients with escalating doses (temperature and duration) of heat and, at the highest dose level, have achieved our goal of ablating the tumor and killing cancerous cells in the surrounding tissues. In each of these cases, pathology performed on the tissue excised in the lumpectomy subsequent to the treatment has revealed a total absence of viable cancer cells in the surrounding tissues (the margins). If Celsion is able to demonstrate similar results in additional patients, the Celsion treatment system could represent a significant breakthrough technology in the treatment of breast cancer.

        We have been authorized to conduct the Phase II breast cancer trial at ten sites. Of these, five presently are operational, and we have entered into contracts with three more, which are expected to be operational by mid-summer. We anticipate that the final two sites will to be operational in the fall.

GENE THERAPY

        We continue to make good progress on this long-term development project. Dr. Gloria Li, at Sloan-Kettering, has succeeded in engineering a temperature-sensitive viral vector as a means for delivering its genetic biological modifier to treatment sites. As we previously have reported, Sloan-Kettering has demonstrated that this genetic biological modifier is capable of eliminating a tumor's ability to repair DNA damage. If this biological modifier is successfully developed it has the potential to substantially reduce the radiation and chemotherapy dose required to treat cancerous tumors. Currently, we are conducting the pre-clinical studies that are necessary for the filing of an IND. We anticipate that we will file this IND late in 2003.

CONCLUSION

        As outlined above, we believe that Celsion is well on its way to an excellent and productive year. We know these are difficult times for all investors, but as we wait for overall market conditions to improve, management at Celsion is adding significantly to the long-term value of our company.


      /s/ MAX E. LINK                                 /s/ AUGUSTINE Y. CHEUNG

      Max E. Link                                     Augustine Y. Cheung
      Chairman                                        President & C.E.O.